TASKER CAPITAL CORP.
                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), effective as of January 1, 2005, by and between TASKER CAPITAL CORP., a Nevada corporation ("TASKER"), and James Burns (the "Executive").

      WHEREAS, the Executive has served TASKER, has been instrumental to the success of TASKER to date, and has earned the respect of TASKER's Board of Directors and TASKER wishes to employ Executive in the capacity of Executive Vice President and Chief Operating Officer; and

      WHEREAS, the Executive wishes to become an employee of TASKER as its Chief Executive Officer; and

      WHEREAS, the parties believe it to be in their mutual interest to set forth in writing the terms and conditions of Executive's employment by TASKER; and

      WHEREAS, the Agreement shall govern the employment relationship between the parties from and after the effective date hereof and it supersedes all previous employment agreements between them, except as defined below, either written or oral, heretofore made.

      NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

      1. Recitals. The above recitals are true and correct and fully incorporated herein and form an integral part of this Agreement.

      2. Intent and Scope of Agreement. Executive shall be an important member of TASKER's management team and is essential to its continued success and growth. During the Executive's service to TASKER, its business has significantly improved. TASKER understands that Executive has foregone, and is likely to be presented with, more lucrative business and employment opportunities and wishes to retain the services of Executive pursuant to a written employment agreement.

      3. Employment. TASKER hereby employs the Executive to serve as its EVP & COO, and the Executive hereby accepts such employment with TASKER upon the terms and conditions hereinafter set forth. The duties, responsibilities and requisites of Executive shall remain commensurate with such title and shall not diminish in quality from that currently experienced by Executive. 4. Term. The term (which, for purposes of the Agreement, shall include any extensions) of the Agreement shall commence as of the date of the signing of this Agreement, and, except as otherwise provided in Section 12 hereof, shall terminate three years from such commencement date (the "Initial Term"), and shall include all additional periods, as extended. At the expiration date, and each year thereafter, this Agreement shall be renewed upon mutual consent and agreed upon terms, of TASKER and Executive for an additional period to be negotiated by the parties.

      5. Compensation

            A. Base Compensation. For all services rendered during the term of this Agreement by the Executive to TASKER, the Executive shall receive base compensation of $300,000 per annum (the "Base Compensation"). TASKER shall pay Executive the Base Compensation in twenty-four (24) equal Semi-Monthly payments commencing on the commencement date as provided in section 4 hereof, and paid every 15th and every 30th of the month (except the month of February, which shall be paid on the 28th). The Base compensation shall increase to $325,000 per annum when and if TASKER is successful it acquiring the assets of Indian River Labs and certain assets of pHarlo Citrus Technologies. The effective base compensation will remain in effect and shall increase annually at a rate determined by the Board of Directors' Compensation Committee.

            B. Bonus Payment. Given that Executive is key to TASKER's continued financial success and growth of its business TASKER desires to reward and incentivize Executive through a bonus arrangement. Executive shall enjoy and receive an annual bonus determined by five percent (5%) of operating earnings as defined in paragraph 12G. The Board of Directors of TASKER, in its absolute and sole discretion, may grant a discretionary bonus, in addition to the incentive bonus (as described above) for services it considers above and beyond the scope of Executive's responsibilities. A discretionary bonus may be paid in cash and or stock options, at the sole discretion of the Board of Directors.


            C. Additional Compensation to Executive. In addition to the compensation stated above, Executive shall receive an option to purchase up to 1,000,000 shares of common stock in TASKER, which option shall vest and be exercisable pursuant to the Notice of Grant dated August 25, 2004. A true and correct copy of the Notice of Grant is attached hereto as Exhibit "A". Notwithstanding the foregoing, the vesting of the option shall be pursuant to the vesting schedule contained in the Notice of Grant ("Vesting Schedule"). In addition, the Board of Directors of Tasker Capital Corp. may, in its sole discretion, grant Executive additional performance compensation in the form or either cash or options or both.

            D. Board of Directors Compensation. If during the term of this Agreement the Executive is invited to become a member of the Board of Directors, in addition to the compensation stated above, Executive shall receive compensation of $2,500 per month for serving as a member of the Board of Directors of Tasker Capital Corp.

      6. Duties and Restrictions.


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

      6.1 Position. During the term of this Agreement, the Executive shall serve as Chief Executive Officer of TASKER or in a mutually agreeable position of greater responsibility and status with TASKER, and shall devote time, attention, energy and skills to the faithful and diligent performance of his duties, including, without limitation, participating in the prosecution or defense of any litigation on behalf of TASKER, which may include traveling as reasonably requested by TASKER. Employee agrees to devote 100% of his business time, attention, skill, and efforts to the performance of his duties and responsibilities on behalf of TASKER which shall be assigned to him from time to time by the TASKER. "100% of his business time" shall mean Monday through Friday, excluding holidays as defined in 8(a) of this Agreement. Executive shall also devote reasonable additional time (such as travel) from time to time as requested by TASKER. Nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

      (a) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of Tasker;

      (b) serving as a consultant in his area of expertise (in areas other than in connection with the business of Tasker), to government, industrial, and academic panels where it does not conflict with the interests of Tasker; and

      (c) managing his personal investments or engaging in any other noncompeting business;

provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement. "The Business of Tasker" for purposes of this paragraph and this Agreement shall mean work in the area of telecommunications.

      6.2 Non-Disclosure. Executive agrees that he will not disclose any information which is treated by Tasker as confidential, including, but not limited to, information relating to the business of Tasker, any of Tasker's products, customers, affairs, trade secrets, developments, methods of distribution and any other information relating to Tasker which Tasker shall deem proprietary, to any person, firm, company, corporation, association, or any other entity provided that disclosure of confidential information may be made
(i) to the extent that such information is generally available and known in the industry, through no action of Executive, or (ii) as required by law.

      6.3 Return of Documents. Upon the expiration or termination of this Agreement, Executive shall not remove from Tasker, without written consent of Tasker, any manuals, records, drawings, blueprints, data, tables, calculations, letters, documents, or any copy or other reproduction thereof, or any other property or confidential information, of or pertaining to Tasker or any of its subsidiaries. All of the foregoing shall be returned to Tasker on or before the date of expiration or termination of employment.


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

      6.4 No Actions In Conflict of Tasker's Interest Executive recognizes that the services to be performed by him pursuant to this Agreement are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Tasker's goodwill that Executive agree not to act in any way that would be detrimental to Tasker and constitute a conflict of interest. Therefore, during the term of this Agreement, Executive will not, directly or indirectly, except for the benefit of Tasker:

      (i) solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties from parties who are or were customers of Tasker (including its present and future subsidiaries and affiliates) at any time during the term of this Agreement, any business similar to the business transacted by Tasker with such customer. This shall not preclude Executive from soliciting the services of a supplier or customer of Tasker in furtherance of a noncompeting business as allowed under Paragraph 6(a) hereof; or

      (ii) accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of himself or third parties, business from any such customers of Tasker (including its present and future subsidiaries and affiliates), except as allowed in the last sentence of Paragraph
            6.4 (i) above; or

      (iii) solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who was at any time during the term of this Agreement, employees of Tasker (including its present and future subsidiaries and affiliates); or

      (iv) employ or cause or authorize, directly or indirectly, to be employed for or on behalf of himself or third parties, any such employees of Tasker (including its present and future subsidiaries and affiliates); or

      (v) use the trade names, trademarks, or trade dress of any of the products of Tasker (including its present and future subsidiaries and affiliates); or any substantially similar trade name, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally; provided however, that Executive acknowledges that the restrictions contained in this paragraph 6.4(v) shall continue permanently and shall not be limited to any time period after the termination of this Agreement and/or Executive's employment with Tasker unless authorized by Tasker or its assigns through a license or similar agreement.


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


      6.5 Assignment of Inventions. If at any time during the term of this Agreement, or for a one year period following the termination of this Agreement and/or Executive's employment, (either alone or with others) Executive makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection (each, an "Invention") that (i) relates to the Business of Company or any of its Affiliates or any customer of or supplier to Company or any of its Affiliates or any of the products or services being developed, manufactured or sold by Tasker or any of its Affiliates or which may be used in relation therewith; or (ii) results from tasks assigned to Executive by Tasker or any of its Affiliates; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Tasker or any of its Affiliates, then all such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of Tasker and its assigns, as works made for hire or otherwise. Executive hereby agrees that he shall promptly disclose to Tasker (or any persons designated by it) each such Invention. Executive hereby assigns all rights (including, but not limited to, rights to any inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire in the Inventions and all benefits and/or rights resulting therefore to Tasker and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to Tasker. .

      7. Facilities. The Executive shall be furnished with such facilities and services as are adequate and sufficient in the reasonable opinion of the Executive and Board of Directors for the performance of his duties.

      8. Employee Benefits. TASKER agrees to provide the Executive with the following benefits:

            A. Vacation. The Executive shall be entitled each year to vacation time that totals four (4) weeks, during which time his compensation shall be paid in full. Notwithstanding the foregoing, the Board of Directors in its discretion may grant additional paid vacation to the Executive. All vacation time shall be taken at times and in duration convenient to TASKER. The vacation time provided herein shall not be cumulative and not carried forward to any subsequent year(s) by the Executive.

            B. Holidays. Executive shall be entitled to the following Holidays:
New Year's Day, Good Friday, Memorial Day, 4th of July, Labor Day, Thanksgiving, the Friday after Thanksgiving, Christmas Eve, Christmas Day, and one Floating Holiday.

            C. Employee Benefits. During the Term of this Agreement, TASKER shall provide the Executive with any other fringe benefits generally available to employees of TASKER. In addition, the Executive, and his family, shall enjoy full participation at no cost to him in all fringe benefits of TASKER, including, without limitation, the medical, health, hospitalization and dental insurance and other plan or arrangement affording the Executive and his family insurance coverage or expense or cost reimbursement of no lesser quality than the medical, health, hospitalization and dental insurance and other plan or arrangement coverage and benefits currently enjoyed by Executive as an employee of TASKER, or generally afforded to the Employees of TASKER. In the event Tasker does not have a medical, health and hospitalization plan, Tasker shall reimburse Executive the reasonable cost of such plan in order to enable Executive to obtain health care from another source.


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

            D. Within 60 days of the date of this Agreement, TASKER shall purchase, and maintain thereafter throughout the term of this Agreement, life insurance on the Executive's life in an amount no less than One million Dollars ($1,000,000.00). The life insurance will also include a double indemnity clause, in the event of an accidental death of Executive while (s)he is traveling on TASKER business The life insurance policy shall name as beneficiary the person Executive instructs TASKER to name as beneficiary. TASKER shall have the obligation to maintain said life insurance in effect throughout the term of this Agreement.

            E. Within 60 days of this Agreement, TASKER shall purchase and maintain in effect thereafter during the term of this Agreement disability insurance. TASKER shall cause the disability insurance policy to contain provisions stating that, upon Executive's disability and after customary waiting periods, the policy shall pay the Executive sixty percent (60%) of his full Base Compensation during the term of Executive's disability, not to exceed six months.


      9. Development and Other Activity Expenses. TASKER recognizes that the Executive will have to incur certain out-of-pocket expenses, including, but not limited to, travel expenses, relating to his services and TASKER's business, and TASKER agrees to promptly reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties to TASKER upon presentation of a receipt, voucher, copy of credit card statement or documentation indicating the amount and business purposes of any such expenses. These expenses include, but are not limited to, travel, meals, entertainment, etc.

      10. Office and Support Staff. During the term of this Agreement, Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistants, at least equal to those provided to other management level employees of TASKER.

      11. Termination.

            A. Grounds. This Agreement shall terminate in the event of the Executive's death. In the case of the Executive's Disability, TASKER may elect to terminate the Executive as a result of such Disability provided such Disability prevents the Executive from performing his duties as defined in
Section 13.A. Where appropriate, TASKER also may terminate the Executive pursuant to a Termination With Cause. Finally, the Executive may terminate his employment with TASKER pursuant to a Voluntary Termination or a Voluntary Termination for Good Reason. For purposes of this Agreement, Disability, Voluntary Termination, Voluntary Termination for Good Reason, and Termination With Cause are defined in Section 13 of this Agreement.


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

            B. Notice of Termination. Any termination by TASKER or by Executive (other than upon death) shall be communicated by Notice of Termination to the Executive and vice versa. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground(s) for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provided a basis for such termination; and (iii) the date of termination in accordance with (c) below. The failure of the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder

            C. Date of Termination. "Date of Termination" means (i) if TASKER intends to treat the termination as a termination based upon the Executive's Disability, the Executive's employment with TASKER shall terminate effective on the twentieth day after receipt of Notice of Termination by TASKER; (ii) if the Executive's employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Executive; (iii) if the Executive's employment is terminated by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination. In addition, the Executive shall be deemed to have terminated his employment by Voluntary Termination if the Executive voluntary refuses to provide substantially all of the services described in Section 6 hereof for a period greater than four (4) consecutive weeks; In such event, the Date of Termination shall be the last day substantially all of the services described in Section 6 hereof were performed;
(iv) if TASKER intends to treat the termination as a Termination With Cause based upon the grounds described in clauses 12(c)(iv) of this Agreement, TASKER shall provide the Executive written notice of such grounds for termination and the Executive shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of the Chairman of the Board, provided such cause can be cured; failing which employment shall be deemed terminated at the end of the such 30 day period; (v) if the Executive's employment is terminated by reason of Voluntary Termination for Good Reason, Executive shall provide the TASKER written notice of such grounds for termination and TASKER shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of Executive, unless the time to cure is shortened by another provision in this Agreement, provided such cause can be cured; failing which employment shall be deemed terminated at the end of the such 30 day period, or the shortened cure period stated in another provision of this Agreement: and; (vi) if the Executive's employment is terminated by reason of Termination Without Cause, the termination shall be effective as of the date of the notice of such Termination Without Cause.

      12. Definitions. For the purposes of this Agreement, the following terms shall have the following definitions:

            A. "Disability" means a complete physical or mental inability, confirmed by an independent licensed physician, to perform substantially all of the services described in Section 3 hereof that continues for a period of 60 consecutive days or 90 days during any six month period.


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

            B. "Voluntary Termination" means the Executive's voluntary termination of his employment, other than a Voluntary Termination With Good Reason, hereunder for any reason. For purposes of this Section 13, voluntary refusal to perform services shall not include taking a vacation in accordance with Section 8.(A.) hereof, the Executive's failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of TASKER, or any other absence from service with written consent of the Board of Directors.

            C. "Termination With Cause" means the termination of the Executive's employment by act of TASKER's Board of Directors for any of the following reasons:


            (i) the Executive's conviction of a crime involving some act of dishonesty or moral turpitude (specifically excepting simple misdemeanors not involving acts of dishonesty and all traffic violations);

            (ii) the Executive's theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to TASKER's property or business opportunity;


            (iii) the Executive's abuse of alcohol, drugs or other substances as determined by an independent medical physician; or


            (iv) the Executive engages in material dereliction of duties, refusal, on more than two (2) occasions, to perform assigned duties consistent with his position or violation of TASKER's written policies, on more than two (2) occasions, after written warning.

            (v)   the Executive's breach of Paragraph 6.4 of this Agreement.

            D. "Voluntary Termination for Good Reason" means the Executive's termination of his employment hereunder following an intentional breach by TASKER of any material provision of this Agreement if such breach continues for a period of thirty (30) days after the Board of Directors receive written notice of such breach. For purposes of this Agreement, such breaches include, but are not limited to, the following:

            (i) TASKER's failure to timely pay the Executive's compensation as provided in Section 5 of this Agreement;

            (ii) a material diminution by TASKER of the Executive's duties, functions and responsibilities as in effect immediately before such modification without the Executive's written consent;

            (iii) a requirement by TASKER that the Executive relocate his employment more than fifty miles from Danbury, Connecticut without the Executive's written consent;


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

            (iv)  a reduction in Executive's Base Compensation; or

            (v) TASKER's failure to acquire and maintain the director's/officer's insurance required by Section 21 of this Agreement.

            E. "Termination Without Cause" means any termination of Executive's employment for reasons other than Cause, Death or Disability.

            F. NET REVENUE for the purposes of this document will be defined as gross revenue receipts less costs of goods sold and any accounts receivable considered uncollectible or outstanding for more than 120 days.

            G. NET OPERATING EARNINGS for the purposes of this document will be defined as NET REVENUE, as defined in 12F, less OPERATING COSTS, as defined in 12H.

            H. OPERATING COSTS for the purposes of this document will include selling, general and administrative costs; marketing costs; research costs (capitalized and non-capitalized); depreciation and amortization charges; and any adjustments thereof.


      13. Compensation Upon Termination - Obligations of TASKER Upon
Termination.

      A. If the Executive shall suffer a death or a termination hereunder based upon Executive's Disability, as defined under Section 13, TASKER shall pay the Executive the following:

            (i). the Executive's full Base Compensation up to the Date of Termination at the rate in effect on the Date of Termination;

            (ii). only in the case of Voluntary Termination for Good Reason, any stock options rights possessed by the Executive and, not withstanding anything to the contrary contained in the Tasker Stock Option Plan and the Vesting Schedule, the Executive shall have the right, in his sole and absolute discretion, to immediately, or at any time thereafter, exercise the stock options provided to Executive as additional compensation under Paragraph 5(c), and at the time Executive exercises such stock options, Tasker shall cause such stock options to immediately vest and be freely exercisable by Executive. In the event the Executive shall suffer a death or termination hereunder based on Executive's Disability, any stock option rights possessed by the Executive shall vest in accordance with the Vesting Schedule;

            (iii). the product of the Annual Bonus paid to the Executive for the last full fiscal year multiplied by a number fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;


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            (iv). any compensation previously deferred by the Executive and not yet paid by TASKER and any accrued vacation pay not yet paid by TASKER;

            (v). any other amounts or benefits owing to, or accrued or vested for the account of, the Executive under the then-applicable employee benefit plans or policies of TASKER. All such accrued obligations shall be paid to the Executive (or in the event of Termination due to Death, to his estate) in a lump sum, in cash, within ninety (90) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the benefits provided by TASKER under such plans, programs and policies relating to death benefits, if any, in accordance with the most favorable policies of TASKER.

      B. If the Executive shall suffer a Voluntary Termination for Good Reason, as defined under Section 13, then TASKER shall pay the Executive (or, in the case of death, the Executive's estate), in addition to the items stated in
Section 14(D)(i)-14(D)(v), cash compensation in a lump sum equal to (a) the Executive's then-current annual Base Compensation, (b) plus the average of the annual bonuses paid to the Executive for the previous two years and the annualized bonus accrual for the Executive for the then-current year.

      C. If the Executive shall suffer a Termination With Cause or a Voluntary Termination, then the Executive shall not be entitled to any such compensation after the effective date of such Termination With Cause or Voluntary Termination (except compensation accrued but unpaid as of such effective date, including any vested or accrued options, shares or similar grants by or of TASKER.

      D. If the Executive shall suffer a Termination Without Cause, then Executive shall be entitles to cash compensation in a lump sum equal to (a) the Executive's then-current annual Base Compensation, (b) plus the average of the annual bonuses paid to the Executive for the previous two years and the annualized bonus accrual for the Executive for the then-current year, and (c) any unused vacation due in the year of termination; immediate vesting of all options, warrants and shares; use for six months of an on-premise office equipped with working telephone, Internet and fax services; a reasonable working computer; and the use of an out-placement service for one year.


      14. Change in Control. In the event of a Change in Control, as defined below, the Executive or TASKER, shall have the option at any time within 60 days after the Change in Control occurs to terminate Executive's employment.

      A. Notice. Written notice that a "Change in Control" has occurred must be delivered by TASKER within ten (10) days after such "Change in Control" occurs. Proper notice to effectuate a termination upon Change in Control shall be the date the Executive or TASKER receive written notice which (i) indicates that this Employment Agreement is being terminated on the basis of Change in Control, and, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.


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

      B. Definitions - Change in Control.

      (i) "Acquiring Person" means that a Person, considered alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the beneficial owner of securities representing at least fifty-one (51) percent of TASKER's then outstanding securities entitled to vote generally in the election of the Board.

      (ii) "Affiliate" means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of TASKER.

      (iii) "Board" means the Board of Directors of TASKER.

      (iv) "Control Affiliate" with respect to any Person, means an Affiliate as defined in Rule 12B-2 of the General Rules and Regulations under the Exchange Act, as amended as of January 1, 1990.

      (v) "Exchange Act" means the Securities Exchange Act of 1934, as amended and as in effect from time to time.

      (vi) "Person" means any human being, firm, corporation, partnership, or other entity. Person also includes any human being, firm, corporation, partnership, or other entity as defined in Section 13(d)(3) and 14 (d)(2) of the Exchange Act, as amended as of January 1, 1990. The term Person does not include TASKER or any related entity within the meaning of Code Section 1563(a), 414(b) or 414(c), and the term Person does not include any employee-benefit plan maintained by TASKER or by any Related Entity, and any Person or entity organized, appointed, or established by TASKER or by any subsidiary for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan, or such Person or entity is a Person

      (vii) "Change in Control". For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

            (a)   In the event a Person is or becomes an Acquiring Person;


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            (b)   In the event a Person enters into a agreement that would
                  result in that Person becoming an Acquiring Person;

            (c) In the event that TASKER enters into any agreement with any Person(s) that involves the transfer of at least fifty-one
                  (51) percent of TASKER's total assets on a consolidated basis, as reported in TASKER's consolidated financial statements filed with the Securities and Exchange Commission, or, if TASKER is not required to file consolidated financial statements with the Securities and Exchange Commission, similar financial statements;

            (d) In the event that TASKER enters into an agreement to merge or consolidate TASKER or to effect a statutory share exchange with another Person, where the Person and its subsidiaries and affiliates own at least fifty-one (51) percent of the company, if TASKER is not intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange;

            (e) In the event the individuals who, as of the date of this Agreement, are members of the Board, cease for any reason to constitute a majority of the members of the Board;

            (f)   A complete liquidation or dissolution of TASKER;

            (g) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership as defined in the Exchange Act of more than the permitted amount of the then outstanding securities as a result of the acquisition of securities by TASKER which by reducing the number of securities then outstanding, increased the proportional number of shares Beneficially Owned by the subject Person(s) provided that if a Change in Control would occur as a result of the acquisition of securities by TASKER, and after such share acquisition by TASKER, the Person becomes the Beneficial Owner of any additional securities which increases the percentage of the then outstanding securities Beneficially Owned by the subject Person, then a Change in Control shall occur.


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

            C. Compensation Upon Termination Based Upon Change in Control - Payment of Excise Taxes. If a termination occurs upon a Change in Control as defined above, then the Company shall pay the Executive an amount equal to ten times salary and those same amounts at the same time as indicated in Section 14 and Sections 14(A)-14(E) and, with regard to Section 14(B),the Executive shall have the right, in his sole and absolute discretion, to immediately, or at any time thereafter, exercise the stock options provided to Executive as additional compensation under Paragraph 5(c), and at the time Executive exercises such stock options, TASKER shall cause such stock options to immediately vest and be freely exercisable by Executive, as if the Executive had terminated the Agreement as a Voluntary Termination for Good Reason (a "Termination Payment"). In addition, if the excise tax on "excess parachute payments," as defined in
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be imposed on the Executive under Code Section 4999 as a result of the Executive's receipt of the Termination Payment or any other payment (without regard to the "Additional Amount" described below) which the Executive receives or has the right to receive from TASKER or any of its affiliates (the "Change of Control Benefits"), TASKER shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes. To effect this indemnification, TASKER shall pay to Executive the "Additional Amount" described in this Section 15(C). The Additional shall be the amount that is sufficient to indemnify and hold the Executive harmless from the application of Code Section 280G and 4999 of the Code, including the amount of (i) the excise tax that will be imposed on the Executive under Section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (A) excise tax under Section 4999 of the Code, (B) hospital insurance tax under Section 3111(b) of the Code, and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount descried in item (ii) and this item (iii) and any other indemnification payment under this Section 15(C). The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change or Control occurs shall be used. Nothing in this Section 15(C) shall give the Executive the right to receive indemnification from TASKER or its affiliates for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive's receipt of (a) the Termination Payment or (b) any additional payment, benefit or compensation other than additional compensation in the form of the excise tax payment specified in item (i) above. As specified in items (ii) and (iii) above, all income, hospital insurance and additional excise taxes resulting from additional compensation in the form of the excise tax payment specified in item
(i) above shall be paid to the Executive.

            The provisions of this Section 15(C) are illustrated by the following example:

            Assume that the Termination Payment and all other Change in Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an excise tax liability under Code
Section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and TASKER must pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and excise taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

      15. Notices. All notices required to be given under the Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses:

            (A) If to the Executive, then to:

                          James Burns
                          5 Short Lane
                          Danbury, CT. 06810


            (B) If to TASKER, then to:

                          Robert Jenkins, CFO
                          Tasker Capital Corp.
                          100 Mill Plain Road
                          Danbury, CT 06811


      16. Governing Law and Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue for any action or suit brought hereunder or in connection herewith, or relating hereto, shall lie with the Courts in and for New York, New York.

      17. Waiver. The waiver by either party hereto of any breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto

      18. Binding Effect and Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Executive's rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Executive's heirs, personal representatives and successors and assigns. The Agreement shall be binding upon TASKER's successors and/or assigns.

      19. Attorneys Fees. In the event either party files any action or suit regarding any of the terms of this Agreement or in relation to, or involving, Executive's employment by TASKER, then the prevailing party shall be entitled to recover upon final judgment on the merits of its or his reasonable attorney's fees and court costs (including, without limitation, appellate attorney's fees and court costs) incurred in bringing such action and all costs or expenses, including, without limitation, attorney's fees and court costs, incurred in collecting any judgment .

      20. Indemnification. Tasker shall indemnify the Executive in the event he is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or by the Company on his behalf in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Tasker shall be required to purchase adequate directors/officers insurance, or other adequate insurance in an amount not less than $5 million insuring Tasker's obligation as set forth in this Section 20.

      In the event Executive is made a party to a lawsuit or is involved in a legal proceeding in any manner (including by subpoena or as a witness), which relates directly or indirectly to Tasker or the Executive's performance of his duties under this Agreement, in which Executive in his reasonable discretion believes that it is in his best interest to retain independent legal and other professional counsel, TASKER shall be obligated to pay all reasonable professional fees, costs, and expenses so incurred within 30 days of a notice provided by Executive advising of his selection of counsel.

      21. Entire Understanding; Amendment. The Agreement contains the entire understanding of the parties relating to the employment of the Executive by TASKER and supersedes any and all previous agreements among the parties. It may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                      ****


      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

In the presence of:
                                                EXECUTIVE:


---------------------------

Name:______________________


---------------------------
                                                       -------------------------
Name:______________________

---------------------------

Name:______________________

---------------------------                          --------------------------

Name:______________________                          Name:
                                                     Title:

                                                     Attest:

                                                     --------------------------
                                                     Name:
Title: President and CEO

                                                     (Seal)